Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of April 17, 2015, by and between ZBB Energy Corporation, a Wisconsin corporation (the “Company”), and Solar Power, Inc., a California corporation  (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an exemption from the registration requirements of Section 5 of the Securities Act, contained in Section 4(2) thereof and/or Regulation D thereunder, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, unregistered securities of the Company as more fully described in this Agreement; and

WHEREAS, in connection with the Closing, Company and Purchaser shall enter into that certain Supply Agreement in substantially the form attached hereto as Exhibit A (the “Supply Agreement”);

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1            Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of Company, or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of Company, (ii) any acquisition or purchase by any Person, directly or indirectly, of a majority of any class of outstanding voting or equity securities of one or more Subsidiaries of Company the business of which contributes 15% or more of the consolidated revenues, net income or assets (based on fair market value) of Company and its Subsidiaries taken as a whole (for, or as of the end of, as applicable, the twelve (12) month period ended June 30, 2014), (iii) any merger, reorganization, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Company or any of its Subsidiaries whose business contributes 15% or more of the consolidated net revenues, net income or assets (based on fair market value) of Company and its Subsidiaries taken as a whole (for, or as of the end of, as applicable, the twelve (12) month period ended June 30, 2014), (iv) any sale, lease, license, exchange, transfer or disposition of 15% or more of the consolidated assets of Company and its Subsidiaries (based on the fair market value thereof as of June 30, 2014), but excluding in all cases any sales of inventory to customers, (v) any liquidation, dissolution, recapitalization, or similar transaction involving Company or (vi) any other transaction proposed in writing to the board of directors of the Company (or special committee thereof) by a Person unaffiliated with the Company the consummation of which would reasonably be expected to prevent or materially delay the transactions contemplated hereby.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Adverse Recommendation Change” shall have the meaning ascribed to such term in Section 4.8(d).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Wisconsin are authorized or required by applicable Law to close.

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock to be filed prior to the Closing by the Company with the Wisconsin Department of Financial Institutions, in the form of Exhibit B attached hereto.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Purchase Price and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to the Code also include the Regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means K&L Gates LLP, with offices located at 214 N. Tryon Street, 47th Floor, Charlotte, NC 28202.

“Company Environmental Liability” means any Environmental Liability of the Company relating to or arising out of (i) any Releases of Hazardous Materials occurring prior to or on the Closing Date at any location; (ii) any exposure to Hazardous Materials occurring prior to, on or after the Closing Date to the extent such Hazardous Materials were Released prior to or on the Closing Date or were included in any product sent or distributed by the Company or any Subsidiary prior to or on the Closing Date; (iii) any violation of or noncompliance with any Environmental Law occurring prior to or on the Closing Date; (iv) any claims, suits, proceedings, legal actions, orders, judgments or notices relating to any Environmental Law to the extent based upon any pre-Closing Date violation, noncompliance, fact,  circumstance or condition.

“Company Recommendation” shall have the meaning ascribed to such term in Section 4.8(a).

“Conversion Shares” means the shares of Common Stock issuable upon the conversion or redemption of the Subscribed Preferred Shares.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Environment” means soil, land surface, or subsurface strata, surface waters, groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life or as otherwise defined under any Environmental Law.

“Environmental Law” means any Law pertaining to the Environment and human health and safety, including any relating to the generation, manufacture, treatment, storage, disposal, use, transportation, handling, or Release of, or exposure to, any Hazardous Materials.

“Environmental Liabilities” means any liabilities, losses, costs, expenses, harm, obligations, contingencies or damages relating to Environmental Laws, including any relating to noncompliance with Environmental Laws, the actual or alleged Releases of Hazardous Materials, any exposure to Hazardous Materials, and any investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person in question, any other Person that is (i) a member of a controlled group with such Person in question for purposes of Section 414(b) of the Code or (ii) under common control with such Person in question for purposes of Section 414(c) of the Code.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governance Agreement” means a governance agreement between the Company and the Purchaser in substantially the form attached hereto as Exhibit C.

 “Hazardous Materials” means any materials, substances, wastes, pollutants, contaminants or chemicals that are regulated, or with respect to which any liability or obligation may be imposed, under applicable Environmental Laws, including any toxic, hazardous or petroleum hydrocarbon substances or wastes.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Law” means any federal, state, local or foreign Order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation, including common law.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Losses” shall have the meaning ascribed to such term in Section 4.4.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(c).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“NYSE Clearance” shall have the meaning ascribed to such term in Section 2.3(a)(iii).

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign), in each case, having applicable jurisdiction.

“Outside Date” shall have the meaning ascribed to such term in Section 5.1(b).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the Company’s Series C Convertible Preferred Stock issued hereunder, having the rights, preferences and privileges set forth in the Certificate of Designation.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Proxy Statement” means the proxy statement, including any amendment or supplement thereto, to be sent to the holders of the Common Stock in connection with the Shareholder Meeting.

“Purchase Price” means $33,390,000.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.5.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, migrating, placing and the like into or upon soil, water or air or otherwise entering into the Environment.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(c).

“Securities” means the Subscribed Shares, the Warrant, the Conversion Shares and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each Subsidiary.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Shareholder Approval” means the approval of this Agreement and, to the extent required by applicable Law, the other Transaction Documents and the transactions contemplated hereby and thereby required of the shareholders of the Company pursuant to applicable Laws and listing requirements.

“Shareholder Meeting” means a meeting of the Company’s shareholders following the mailing of the definitive Proxy Statement to the Company’s shareholders for the purpose of considering the Shareholder Approval.

“Subscribed Common Shares” shall have the meaning ascribed to such term in Section 2.1.

“Subscribed Preferred Shares” shall have the meaning ascribed to such term in Section 2.1.

“Subscribed Shares” shall have the meaning ascribed to such term in Section 2.1.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a), and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company’s Board of Directors determines in its reasonable judgment is more favorable to the Company’s shareholders from a financial point of view than the terms of this Agreement (including any adjustment to the terms proposed by Purchaser in response to such proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50.1%.”

“Supply Agreement” shall have the meaning ascribe to such term in the Recitals.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Termination Fee” means $600,000.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Purchaser or any of its Affiliates or representatives.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Supply Agreement, the Warrants, the Governance Agreement and any other documents, certificates or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare, the current transfer agent of the Company, with a mailing address of 2 North LaSalle Street, Chicago, IL 60602 and a facsimile number of 312-601-4348, and any successor transfer agent of the Company.

“Warrant” means the Common Stock purchase warrant to purchase 50,000,000 shares of Common Stock, which Warrant shall be in the form of Exhibit D attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrant.

“WBCL” shall have the meaning ascribed to such term in Section 3.1(z).

ARTICLE II.

PURCHASE AND SALE

2.1           Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase, for a purchase price equal to the Purchase Price, (i) 8,000,000 shares of Common Stock (the “Subscribed Common Shares”), (ii) 28,048 shares of Preferred Stock (the “Subscribed Preferred Shares”), which Subscribed Preferred Shares shall be, subject to the terms and conditions of the Certificate of Designations, convertible into an aggregate of 42,000,000 shares of Common Stock at no additional cost to the Purchaser (the Subscribed Preferred Shares together with the Subscribed Common Shares, the “Subscribed Shares”) and (iii) the Warrant.  The Purchaser shall deliver to the Company, via wire transfer of immediately available funds equal to the Purchase Price and the Company shall deliver to the Purchaser the Subscribed Shares and the Warrant, and the Company and the Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

2.2           Deliveries.

(a)           On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i)           a copy of the Certificate of Designation certified by the Wisconsin Department of Financial Institutions;

(ii)           certificates evidencing the Subscribed Shares registered in the name of the Purchaser;

(iii)           the Warrant registered in the name of the Purchaser;

(iv)           the Supply Agreement duly executed by the Company;

(v)           the Governance Agreement duly executed by the Company;

(vi)           a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer of the Company to evidence satisfaction of the conditions set forth in Section 2.3(b)(i), (ii) and (iv); and

(vii)           a certificate of the Company in form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Sections 1.1445-2(c)(3)(i) of the Regulations and a notice to the IRS in accordance with Section 1.897-2(h)(2) of the Regulations.

(b)           On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i)           the Purchase Price by wire transfer to the account in accordance with the wiring instructions attached hereto as Exhibit E attached hereto;

(ii)           the Supply Agreement duly executed by the Purchaser; and

(iii)           the Governance Agreement duly executed by the Purchaser;

(iv)           a certificate of the Purchaser, dated as of the Closing Date, signed by the chief executive officer of the Purchaser to evidence satisfaction of the conditions set forth in Section 2.3(a)(i) and (ii).

2.3           Closing Conditions.

(a)           The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein, disregarding for this purpose any “materiality” or “material adverse effect” qualifications in the applicable representation or warranty), provided that the representations and warranties of the Purchaser contained in Section 3.2(a) and (g) shall be true and accurate in all respects as of the Closing Date (unless made as of a specific date other than the Closing Date);

(ii)           all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the Company shall have received clearance from NYSE MKT for the issuance of the shares of Common Stock included in the Subscribed Shares, the Conversion Shares and the Warrant Shares (the “NYSE Clearance”);

(iv)           the Shareholder Approval shall have been obtained at the Shareholder Meeting (including any adjournment thereof);

(v)           there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall be no applicable Law in effect that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited under applicable Law; and

(vi)           the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)           The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)           (x) the accuracy in all respects, other than de minimis inaccuracies  when made and on the Closing Date of the representations and warranties in Sections 3.1(b), (c), (d), (f), (g), (t), (y) and (bb);  and (y) the accuracy in all material respects when made and on the Closing Date of the other representations and warranties of the Company contained herein (unless as of a specific date therein, disregarding for this purpose any “materiality” or “Material Adverse Effect” qualifications in the applicable representation or warranty);

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)           there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)           the Company shall have received the NYSE Clearance and promptly provided a copy thereof to the Purchaser;

(vi)           the Company shall have received the consent of Wisconsin Small Business Administration, in form and substance reasonably acceptable to the Purchaser;

(vii)           the Company shall have received the consent of GAS Technology Institute, in form and substance reasonably acceptable to the Company;

(viii)           the Shareholder Approval shall have been obtained at the Shareholder Meeting (including any adjournment thereof);

(ix)           the Company having received, and promptly provided Purchaser a copy of, the written opinion of Craig-Hallum Capital Group LLC, dated on or after the date of this Agreement and prior to the Closing Date, subject to the limitations, qualifications and assumptions set forth therein, to the effect that, as of such date, the Purchase Price is fair, from a financial point of view, to the Company;

(x)           there shall not be in effect any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall be no applicable Law in effect that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited under applicable Law;

(xi)           from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchaser, makes it impracticable or inadvisable to purchase the Subscribed Shares and the Warrant at the Closing; and

(xii)           if the Purchaser in good faith, upon consultation with the Company, determined within fifteen (15) Business Days following the date hereof that it is advisable to make a voluntary filing with the Committee on Foreign Investment in the United States (“CFIUS”) and has complied with Section 4.13, the parties having received a written notice from CFIUS in response to the filing of a joint voluntary notice with CFIUS by the Parties regarding the transaction to the effect that either (i) the transaction is not subject to Section 721 of the Defense Production Act of 1950 (50 U.S.C. App. §2170), or (ii) any review or investigation (as the case may be) of the transaction has been concluded, and CFIUS has determined that there are no unresolved issues of national security of the United States sufficient to warrant further review or investigation under Section 721 of the Defense Production Act of 1950 (50 U.S.C. App. §2170) (the “CFIUS Approval”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as otherwise disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, any Company Quarterly Report on Form 10-Q filed since the filing date of such Annual Report, or any of the Company’s Current Reports on Form 8-K filed since the filing date of such Annual Report (including any exhibit thereto and document incorporated by reference therein), in each case prior to the date hereof and excluding any risk factor disclosures, including those under the heading “Risk Factors” and included in any “forward-looking statements” disclaimer, and except as set forth in the corresponding section of the Disclosure Schedules, which sections of the Disclosure Schedules shall be deemed a part of the corresponding sections hereof, the Company hereby makes the following representations and warranties to the Purchaser:

(a)           Subsidiaries.  A true and complete list of the direct and indirect subsidiaries of the Company is set forth on Schedule 3.1(a), identifying the jurisdiction of incorporation or organization of each Subsidiary, and the percentage of the outstanding share capital or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries.  The Company owns, directly or indirectly, the capital stock or other equity interests of each Subsidiary as described on Schedule 3.1(a) free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, complete and correct copies of which have been furnished to Purchaser, and which are in full force and effect and, to the extent required by applicable Law, have been duly filed with or approved or issued (as applicable) by applicable governmental authorities.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection therewith other than the Shareholder Approval and in connection with the Required Approvals.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The Board of Directors has (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated herein and therein, on the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared it advisable to enter into this Agreement and the other Transaction Documents, (iii) approved the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein, and (iv) resolved to recommend the approval of this Agreement and, to the extent required by applicable Law, the other Transaction Documents and the transactions contemplated herein and therein by the shareholders of the Company, and directed that this Agreement and, to the extent required by applicable Law, the other Transaction Documents and the transactions contemplated herein and therein be submitted to the shareholders of the Company for their approval at the Shareholders Meeting.  The only Shareholder Approval required to approve this Agreement and the other Transaction Documents and the transactions contemplated herein and therein is the vote of a majority of the votes cast by, collectively, holders of the Common Stock and holders of the Company’s Series B Convertible Preferred Stock on an as-converted basis voting as a single class at a meeting duly called and noticed at which a quorum is present in accordance with the Company’s articles of incorporation and bylaws.

(d)           No Conflicts.  Except as set forth on Schedule 3.1(d), the execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities Laws), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the Shareholder Approval and the Proxy Statement, (ii) a Current Report on Form 8-K, (iii) application(s) to each applicable Trading Market for the listing of the Common Stock included in the Subscribed Securities, the Conversion Shares and the Warrant Shares for trading thereon in the time and manner required thereby, (iv) the Certificate of Designation with the Wisconsin Department of Financial Institutions and (v) such filings as are required to be made under applicable state securities Laws (collectively, the “Required Approvals”).

(f)           Issuance of the Securities.  The Subscribed Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  The Conversion Shares, when issued in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable, free and clear of all Liens.  The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to the Subscribed Preferred Shares and the Warrants.

(g)           Capitalization.  The capitalization of the Company as of March 31, 2015 and the date hereof, is as set forth on Schedule 3.1(g).  Except as set forth on Schedule 3.1(g), as of March 31, 2015 and the date hereof, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under and in accordance with the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities and as set forth on Schedule 3.1(g), (i) the Company has not issued any outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to any shares of Common Stock or other securities of the Company, (ii) the Company has not issued any securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or other securities of the Company, or (iii) there are no contracts, commitments, understandings or arrangements in any case, (i), (ii) or (iii), by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, Common Stock Equivalents or other securities of the Company.  The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Other than the Shareholder Approval, no further approval or authorization of any shareholder, the Board of Directors or others is required for the issuance and sale of the Securities.  There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

(h)           SEC Reports; Financial Statements.  Since July 1, 2012, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and none of the SEC Reports, when filed (or if amended, when amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. Neither the Company nor any of its Subsidiaries is the subject of ongoing review or investigation by the Commission.  Each of the financial statements of the Company included in the SEC Reports complies in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)           Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports through the date hereof, except as specifically disclosed in Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.  The Company does not have pending before the Commission any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities Laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)           Labor Relations.

(i)           No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.  None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good.  No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.   Neither the Company nor any Subsidiary has misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or any Subsidiary (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any benefits plan and neither the Company nor any Subsidiary employs or engages any volunteer workers, paid or unpaid interns or any other unpaid workers.

(ii)           Neither the Company nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  No employee benefit or other arrangement as to which the Company or any Subsidiary has any liability provides for or promises medical, dental, disability, hospitalization,  life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and the Subsidiaries (other than coverage mandated by applicable Law).

(iii)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment or service of any employee, officer, director or independent contractor following, or in connection with, the transactions contemplated hereby):  (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Subsidiary, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company or any Subsidiary or, after the consummation of the transactions contemplated hereby, the Purchaser, to merge, amend or terminate any arrangement providing compensation or benefits.  Except with respect to the Company’s compensation and equity package for the Company’s current Chief Operating Officer, there are no arrangements in place that would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(l)           Benefit Plans.  Schedule 3.1(l) lists all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (A) to which the Company or any Subsidiary is a party or (B) that are maintained, contributed to or sponsored by the Company or any Subsidiary, for the benefit of any current or former employee, director, or consultant (the “Company Plans”).  A copy of each plan document prepared in connection with a Company Plan, any summary plan descriptions, trust funding agreements, all related material governmental correspondence, and all material amendments have been made available to the Purchaser.

(m)           Compliance.  Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body, (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority or any other Law, including without limitation any Law relating to Taxes, product quality and safety and employment and labor matters, or (iv) is in violation of applicable Law or the provisions of any plan, program, policy or agreement with respect to the provision of compensation or benefits, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(n)           Regulatory Permits.  The Company and the Subsidiaries possess, and are in compliance with, all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted or as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)           Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for the Liens identified on Schedule 3.1(o), which do not and could not reasonably be expected to have a Material Adverse Effect, and Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of any Taxes, the payment of which is neither delinquent nor subject to penalties.  All real property and facilities held under lease by the Company and the Subsidiaries are listed on Schedule 3.1(o) and are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(p)           Intellectual Property.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as currently conducted or described in the SEC Reports or which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”), free and clear of all Liens, and all such Intellectual Property Rights are listed on Schedule 3.1(o).  None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage.  A true and complete list of all applicable insurance material policies held by the Company on the date hereof is set forth in Schedule 3.1(p).  Neither the Company nor any Subsidiary is in breach or default of any insurance policy, or has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r)           Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $40,000 other than for (i) payment of salary, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s)           Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(t)           Certain Fees.  Except as set forth on Schedule 3.1(s), no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type required to be set forth on Schedule 3.1(s).

(u)           Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)           Listing and Maintenance Requirements.  Certain of the Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the twenty-four (24) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(w)           No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(x)           Tax Status.  The Company and each Subsidiary (i) has timely made or filed all United States federal and state income, all foreign income and franchise, and all other material Tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all Taxes shown or determined to be due on such returns, reports and declarations or otherwise due in respect of the Company or such Subsidiary, as applicable and (iii) has set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim. No adjustment relating to any Tax return, report or declaration of the Company or any Subsidiary has been proposed in writing by any taxing authority and there are no pending Actions for the assessment or collection of Taxes against the Company or any Subsidiary. There are no Tax liens on any assets of the Company or any Subsidiary. The Company and each Subsidiary has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law.  Neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax returns, reports or declarations.  Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary.  The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(y)           Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(z)           Material Contracts.  The corresponding subsections of Schedule 3.1(y) list all contracts and agreements of the following types to which the Company or any Subsidiary is a party (such contracts and agreements as are required to be set forth in such subsections being the “Material Contracts”):

(i)           each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)           each contract and agreement which is reasonably expected to involve consideration of more than $1,000,000, in the aggregate, over any twelve (12) month period;

(iii)           all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party;

(iv)           each contract which is reasonably expected to involve consideration of more than $1,000,000 and which requires the Company or any Subsidiary to pay royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(v)           each contract or agreement evidencing indebtedness in excess of $150,000;

(vi)           all contracts and agreements with any governmental body to which the Company or any Subsidiary is a party;

(vii)           all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(viii)           all contracts and agreements providing for benefits under any compensation plan or with any employee of the Company or any Subsidiary that contain an obligation to pay or accrue compensation of more than $150,000 per year; and

(ix)           all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or under the other Transaction Documents or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or the other Transaction Documents or would, individually or in the aggregate, have a Material Adverse Effect.

Except as would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or under the other Transaction Documents or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or any other Transaction Document and would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and the Company is not in default of any of the Material Contracts; (ii) to the Company’s knowledge, no Material Contract has been canceled by the other party; (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iv) the Company and the Subsidiaries have not received any claim of default under any such agreement; and (v) neither the execution of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby and thereby shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the rights of the Company or any Subsidiary under any Material Contract.  The Company has furnished or made available to Purchaser true and complete copies of all Material Contracts, including any amendments thereto.

(aa)           Takeover Statutes.  Assuming the accuracy of the representations and warranties contained in Section 3.2(h), the Company has taken all necessary action, including the necessary approvals of the Board of Directors, so that no “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company (including, without limitation, Section 180.1141 of the Wisconsin Business Corporation Law (the “WBCL”) and Section 180.1150 of the WBCL, but excluding Section 180.1130 to 180.1134 of the WBCL, Chapter 552 of the Wisconsin Statutes and Section 6.05 of Chapter DFI of the Wisconsin Administrative Code) will (i) prohibit or restrict the Purchaser’s ability to purchase, exercise or acquire any Securities, (ii) prohibit or restrict the Purchaser’s ability to purchase or otherwise acquire any additional Common Stock or Common Stock Equivalents after the Closing, (iii) prevent or delay the Purchaser or its Affiliates from entering into a merger or other business combination transaction with the Company or its Affiliates or (iv) otherwise apply to the Purchaser or the transactions contemplated by this Agreement. As of the date of this Agreement, (i) less than 33% of the outstanding shares of Common Stock is held of record by residents of the State of Wisconsin and (ii) the outstanding shares of Common Stock are held of record by less than 100 Persons in the State of Wisconsin.

(bb)           Environmental Matters. Except as set forth on Schedule 3.1(bb), (i) the Company and the Subsidiaries and their owned, operated, and leased property (the “Properties”) are and have been for the last six (6) years in compliance with all Environmental Laws; (ii) the Company, the Subsidiaries and the Properties have all permits issued pursuant to Environmental Laws required to operate the Company and the Subsidiaries and, to the knowledge of the Company, there is not a reasonable objective basis for why any such permit required for the operations of the Company and the Subsidiaries would not be renewed or issued; (iii) there are no and have been no actual or alleged Releases of Hazardous Materials at, in, on, to or from any Properties, or, during the period of its ownership, operation or lease thereof, at, in, on, to or from any Company or Subsidiary formerly owned, operated or leased property, or, to the knowledge of the Company, at, in, on, to or from any offsite location relating to the operations of the Company or the Subsidiaries; (iv) the Company and the Subsidiaries are not conducting, and have not completed, any remediation of Hazardous Materials at any location; (v) there are no asbestos-containing materials, polychlorinated biphenyls or underground storage tanks at the Properties except as in compliance with Environmental Laws; and (vi) there are no pending or, to the knowledge of the Company, threatened claims, suits, proceedings, actions, order, judgments or notices relating to any Environmental Liability or Environmental Laws and the Company or the Subsidiaries. The Company has made available to Purchaser those reports, assessments, studies, and audits currently in the Company’s possession or control relating to the Environment and human health and safety and the Company, the Subsidiaries, the Property, and any formerly owned, operated or leased property that were generated in the last ten (10) years.

3.2      Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein):

(a)           Organization; Authority.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of California with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, as applicable, on the part of the Purchaser.  Each Transaction Document to which the Purchaser is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(b)           Understandings or Arrangements.  The Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities in compliance with applicable federal and state securities Laws).  The Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c)           Purchaser Status.  At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be an “accredited investor” as defined in Rule 501(a)(3) under the Securities Act.

(d)           Experience of the Purchaser.  The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)           Certain Transactions and Confidentiality.  Other than consummating the transactions contemplated hereunder, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.  The Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

(f)           Non-Registration of Securities.  Purchaser understands that issuance of the Securities is not being registered with the Commission and that accordingly Purchaser must hold the Securities and the shares issuable upon exercise thereof indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Purchaser represents that Purchaser is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby.

(g)           Certain Fees.  Except as set forth on Schedule 3.2(g), no brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.  The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type required to be set forth on Schedule 3.2(g).

(h)           Share Ownership. Neither the Purchaser nor any of its Subsidiaries, or the “affiliates” or “Associates” of any such Person is an “Interested Stockholder” of the Company, as defined in Section 180.1140 of the WBCL, immediately prior to the execution of the Agreement.

The Company acknowledges and agrees that the representations and warranties contained in Section 3.2 (other than those representations and warranties set forth in Section 3.2(h)) shall not modify, amend or affect the Purchaser’s right (which right the Company acknowledges) to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby.  The Purchaser acknowledges that the Company has not made and is not making any representations or warranties regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1 and the Disclosure Schedule, and that Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Section 3.1 and the Disclosure Schedule.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1           Conduct of Business by the Company Prior to Closing.  The Company agrees that, between the date hereof and the Closing Date, unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), (i) the businesses of the Company and the Subsidiaries shall use commercially reasonable efforts to conduct their business in the ordinary course of business consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries.  By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any other Transaction Document, neither the Company nor any Subsidiary shall, between the date hereof this Agreement and the Closing Date, directly or indirectly, do any Restricted Action (as defined in the Governance Agreement).

4.2           Further Action; Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to (i) make promptly any filings or other required submissions, under applicable U.S. or foreign, federal or state antitrust, competition of fair trade Laws, or any other applicable Laws, with respect to the transactions contemplated hereby and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to receive the NYSE Clearance.

4.3           Conversion Shares; Warrant Shares.  If any Subscribed Preferred Shares are converted or the Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Conversion Shares or Warrant Shares, as applicable, or at such time as a legend is no longer required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), including if shares of Preferred Stock are converted six months or more following the Closing Date at a time when the holder is not an Affiliate of the Company, the Conversion Shares or Warrant Shares issued pursuant to any such conversion or exercise shall be issued free of all legends.  If the Conversion Shares or Warrant Shares bear a legend, the Company agrees that at such time as such legend is no longer required under applicable Laws, it will, as promptly as practicable following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing the Subscribed Shares, Conversion Shares or Warrant Shares, as applicable, issued with a restrictive legend, together with a customary Rule 144 representation letter, deliver or cause to be delivered to the Purchaser a certificate representing such shares that is free from all restrictive and other legends.

4.4           Furnishing of Information.  Until the earliest of the time that (i) the Purchaser owns no Securities or (ii) the Warrants have expired, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.  As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities, including without limitation, under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.5           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.6           Use of Proceeds. The Company shall use a portion of the net proceeds from the sale of the Securities hereunder to make reasonable improvements to its products that will facilitate bankability, third party insurance and warranty coverage and shall not use such proceeds for: (a) the satisfaction of any portion of the Company’s debt (other than payment of regular monthly debt payments and trade payables in the ordinary course of the Company’s business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents or the payment of any dividend to its equity holders, (c) the settlement of any outstanding litigation or (d) in violation of the FCPA or OFAC regulations.

4.7           Indemnification of Purchaser.  Subject to the provisions of this Section 4.4, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, employees and agents, each Person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents or employees of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur (collectively, “Losses”) as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement, (b) any action instituted against the Purchaser in any capacity, or any of its Affiliates, by any shareholder of the Company who is not an Affiliate of the Purchaser, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of the Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings the Purchaser may have with any such shareholder or any violations by the Purchaser of state or federal securities Laws or any conduct by the Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance), (c) any Company Environmental Liability, or (d) ZBB PowerSav Holdings Limited’s capital contribution into Anhui Meineng Store Energy Co., Ltd being deemed invalid in part or whole by any Person.  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel,  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement. The indemnification required by this Section 4.4 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others.

4.8           Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Conversion Shares pursuant to any conversion of the Subscribed Preferred Shares and Warrant Shares pursuant to any exercise of the Warrants.

4.9           Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the Conversion Shares and Warrant Shares on such Trading Market and promptly secure the listing of all of the Conversion Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Conversion Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Conversion Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible.  The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.10           Non-Solicitation.

(a)           Until the earlier of (A) consummation of the Closing and (B) termination of this Agreement, the Company shall not, nor shall it authorize or knowingly permit its Subsidiaries or representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary set forth in Section 4.10(a) above, the Company and its representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal, if the Person so requesting such information executes an acceptable confidentiality agreement (which shall be promptly provided to Purchaser), provided, that any non-public information provided to such Person shall have been previously delivered or made available to Purchaser or its representatives, and (ii) engage in negotiations or discussions with any Person who has made a bona fide written Acquisition Proposal, if in each such case, such Acquisition Proposal did not result from a breach of this Section 4.9 and the Company’s Board of Directors determines in good faith (A) after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable Law, and (B) such Acquisition Proposal constitutes a Superior Proposal or could reasonably result in a Superior Proposal.  The Company shall keep the Purchaser reasonably informed of the status of any such negotiations or discussions and promptly provide copies of all material written correspondence relating to such Acquisition Proposal.

4.11           Shareholder Approval.

(a)           The Company shall take all action necessary to duly call, give notice of, convene and hold the Shareholder Meeting as soon as reasonably practicable following the date hereof.  In connection with the Shareholder Meeting, the Company shall as promptly as reasonably practicable (i) prepare the Proxy Statement and file the Proxy Statement with the SEC (which shall in no case be later than fifteen (15) Business Days following the date hereof), (ii) respond to any comments or requests for additional information received from the SEC with respect to such filing and promptly provide copies of such comments or requests, and any other correspondence with the SEC, to the Purchaser, (iii) prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) after confirmation from the SEC that it has no further comments on, or that it is not reviewing, the Proxy Statement, use commercially reasonable efforts to mail to the Company’s shareholders the Proxy Statement and all other customary proxy or other materials for meetings such as the Shareholder Meeting, (v) to the extent required by applicable Law, prepare, file and distribute to the Company’s shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Shareholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all applicable Law applicable to the Shareholder Meeting.

(b)           The Purchaser shall cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under applicable Law. The Company will provide the Purchaser a reasonable opportunity to review and comment upon the Proxy Statement and, if applicable, any amendments or supplements thereto, prior to filing the Proxy Statement (or such amendments or supplements, as applicable) with the SEC and prior to mailing the Proxy Statement to the Company’s shareholders and the Company shall reasonably consider in good faith all comments proposed by the Purchaser with respect to the Proxy Statement and, if applicable, any such amendments or supplements.  The Company shall cause the information included in the Proxy Statement (and any amendment thereto) at the time of mailing of the Proxy Statement (or such amendment), and at the time of the Shareholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Except as contemplated in Section 4.10(d) below, the Company’s Board of Directors shall recommend adoption and approval of this Agreement by the Company’s shareholders (the “Company Recommendation”), and include such Company Recommendation in the Proxy Statement, and the Company shall take reasonable lawful action to solicit such adoption and approval.

(d)           Neither the Board of Directors nor any committee thereof shall withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to the Purchaser, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve, recommend to propose to adopt, approve or recommend (publicly or otherwise), or fail to reject within five (5) Business Days of receipt, an Acquisition Proposal (an “Adverse Recommendation Change”); unless prior to the time the Shareholder Approval is obtained, but not after, the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with their fiduciary duties under applicable Law, make an Adverse Recommendation Change, provided (i) the Company shall provide written notice to Purchaser (a “Notice of Adverse Recommendation Change”) advising Purchaser that the Board of Directors intends to make an Adverse Recommendation Change, specifying the material terms and conditions of any Acquisition Proposal and identifying the person making such Acquisition Proposal, and (ii) the Company shall, during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Purchaser of such Notice of Adverse Recommendation Change (or, if delivered after 5:00 p.m. Eastern Time or any day other than a Business Day, beginning at 5:00 p.m. Eastern Time on the next Business Day) and ending five (5) Business Days later at 5:00 p.m. Eastern Time (the “Notice Period”) negotiate with Purchaser and its representatives in good faith (to the extent Purchaser desires to negotiate) any proposed modifications to the terms and conditions of this Agreement and/or the Transaction Documents so that the failure to make an Adverse Recommendation Change would no longer be inconsistent with the directors' fiduciary duties under applicable Law; provided that, in the event of any material revisions to an Acquisition Proposal, the Company shall deliver a new written notice to Purchaser and comply again with the requirements of this Section 4.11(d)(ii) with respect to such new written notice; provided, further, that with respect to the new written notice to Purchaser, the Notice Period shall be deemed to be a three (3) Business-Day period rather than the five (5) Business-Day period first described above.

(e)           Notwithstanding the foregoing or anything to the contrary herein, the Company shall not be obligated to prepare or file the Proxy Statement or any amendments thereto, nor to distribute the Proxy Statement or solicit votes from Company stockholders pursuant to the Proxy Statement, nor convene and hold the Stockholder Meeting, from and after the date of any Adverse Recommendation Change or any action taken pursuant to Section 5.1(g).

4.12           Disclosure Schedule Update.  On or before the Closing Date, the Company may disclose to Purchaser in writing any exceptions to or variances from the representations and warranties in Section 3.1 that are discovered by the Company or that occur as a result of subsequent events or developments.  Such disclosures shall, subject to the satisfaction of the condition set forth in Section 2.3(b)(i), amend and supplement the Disclosure Schedules and will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such exception or variance; provided that, such exception or variance relates to an event or development which occurred after the date of this Agreement.

4.13           CFIUS. If Purchaser in good faith, upon consultation with the Company, determines within fifteen (15) Business Days following the date hereof, that it is advisable to make a voluntary filing with CFIUS, then the Purchaser shall notify the Company and promptly thereafter both Parties shall jointly submit a notification to CFIUS with respect to the transaction contemplated by this Agreement, and shall respond appropriately to any reasonable request for information from CFIUS in the time frame set forth in the CFIUS regulations; provided, however, that the Party from whom such information is requested shall have sole discretion with respect to the information to be provided in response to such request.

4.14           Access to Information.  From the date of this Agreement until the Closing Date, the Company shall (and shall cause its Subsidiaries to):  (i) provide to Purchaser (and Purchaser's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to Purchaser such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as Purchaser or its Representatives may reasonably request.

ARTICLE V.

MISCELLANEOUS

5.1           Termination.  This Agreement may be terminated:

(a)           by mutual written consent of Purchaser and the Company at any time prior to the Closing, whether before or after Shareholder Approval is obtained;

(b)           by either party by written notice to the other party, if the Closing has not been consummated on or before September 30, 2015 (the “Outside Date”); provided, however, that this right shall not be available to any party whose breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement has been a principal cause of, or resulted in, the failure of the Closing to take place on or before the Outside Date;

(c)           by Purchaser, if prior to Closing (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 2.3(a) or Section 2.3(b) and (B) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that Purchaser is not then in material breach of any representation, warranty or covenant under this Agreement;

(d)           by the Company prior to the Closing, if there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Purchaser from consummating the transactions contemplated hereby in accordance with the terms hereof and (ii) is incapable of being cured or has not been cured prior to the Outside Date; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(e)           by either party, if the Company Shareholder Meeting (including any adjournment or postponement thereof) has concluded, the Company’s shareholders have voted and the Shareholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(e) shall not be available to the Company if it has not materially complied with its obligations under Sections 4.10 and 4.11;

(f)           by Purchaser if prior to the Shareholder Meeting an Adverse Recommendation Change occurs;

(g)           by the Company, upon written notice to Purchaser, if at any time prior to receipt of the Shareholder Approval, the Company’s Board of Directors has determined to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(g) shall not be available to the Company if it has not materially complied with its obligations under Section 4.10 and 4.11; or

(h)           by either party by written notice to the other party if, at any time there shall be any final and non-appealable Order that prohibits or restrains the Purchaser and/or the Company from consummating the Closing or the transactions contemplated hereby.

5.2      Termination Fee.  In the event that this Agreement is terminated pursuant to Section 5.1(f) or Section 5.1(g), the Company shall pay to the Purchaser immediately prior to the consummation of the transactions contemplated by such Superior Proposal the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser.  The Company acknowledges that the agreement contained in this Section 5.2 is an integral part of this Agreement and the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, in the event that Purchaser shall receive the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates, or any other Person in connection with this Agreement (and the termination hereof), the other Transaction Documents, the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Purchaser, any of its Affiliates, or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the other Transaction Documents, any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination.

5.3           Fees and Expenses.  Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Purchaser shall pay all Transfer Agent fees, stamp taxes and other similar taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.4           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.5           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.6           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Neither the Company nor Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party (other than by a merger of Purchaser). Notwithstanding the previous sentence, the Purchaser may assign this Agreement or any of its rights hereunder to one or more of its Affiliates without the consent of the Company; provided, however, that (i) the Purchaser’s rights under the Warrant may only be assigned to one (and not more than one) Person and (ii) Purchaser shall remain liable for Purchaser’s obligations hereunder.

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.4.

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York except to the extent Wisconsin law mandatorily applies, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by Law.

5.10           Survival.  The representations and warranties contained herein shall survive the Closing.  The representations and warranties set forth in Section 3.1(aa) (Environmental Matters) shall survive the Closing until the date that is four (4) years after the Closing Date.  The indemnification provided in Section 4.6(c) regarding Company Environmental Liabilities shall survive the Closing until the date that is six (6) years after the Closing Date.

5.11           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13           Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.14           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate; provided, that as a condition to the Company seeking specific performance compelling the Purchaser to effect the Closing, all conditions to Purchaser’s obligation to effect the Closing have been satisfied and that the Company stands ready, willing and able to immediately consummate the Closing.

5.15           Payment Set Aside.  To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any Law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16           Saturdays, Sundays, Holidays, etc.                                                                If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.17           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of any Transaction Document. The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. The term “or” has the inclusive meaning represented by the phrase “and/or.” Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument (other than those referred to in the Disclosure Schedule) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” wherever used in any Transaction Document mean United States Dollars. The exhibits and schedules identified in any Transaction Document are incorporated into such Transaction Document by reference and made a part of such Transaction Document. The article, section, paragraph, exhibit and schedule headings contained in any Transaction Document are for reference purposes only and shall not affect in any way the meaning or interpretation of any Transaction Document. Unless the context otherwise requires, references in any Transaction Document to articles, sections, paragraphs, clauses, exhibits or schedules shall refer to those portions of such Transaction Document. The use in any Transaction Document of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to such Transaction Document as a whole and not to any particular article, section, paragraph or clause of, or exhibit or schedule to, such Transaction Document.

5.18           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ZBB ENERGY CORPORATION	Address for Notice:
By:__________________________________________ Eric Apfelbach Chief Executive Officer	Attention: Chief Executive Officer N93 W14475 Whittaker Way Menomonee Falls, WI 53051 Fax: (262) 253-9822
With a copy to (which shall not constitute notice):	K&L Gates, LLP Attention: Mark Busch 214 N. Tryon Street, 47th Floor Charlotte, NC 28202 Fax: (704) 353-3140

SOLAR POWER, INC.	Address for Notice:
By:__________________________________________ Name: Title: